Exhibit 10.13

# PURCHASE AND SALE AGREEMENT

**THIS AGREEMENT** (this "Agreement"), made effective the 22nd day of December, 2011, by and between **SHOSHONE SILVER/GOLD MINES, INC.**, a Nevada corporation (hereinafter referred to as "Purchaser"), and **NEW JERSEY MINING COMPANY**, an Idaho corporation (hereinafter referred to as "Seller").

## W I T N E S S E T H:

WHEREAS, Seller is the owner of the Silver Strand Mine (as hereinafter defined, the "Property"); and

WHEREAS, Purchaser desires to purchase the Property from Seller;

NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

1. Agreement of Purchase and Sale. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller all those certain unpatented mining claims located in Kootenai County, Idaho and being described on Exhibit A attached hereto, together with all buildings, structures and other improvements, if any, located thereon (collectively, the "Property").

In addition, Seller agrees to assign to Purchaser, to the extent it is able to do so in accordance with applicable law, its (i) Plan of Operations with respect to the Property on file with the U.S. Forest Service, along with (ii) the performance bond posted with the Forest Service to support the Plan of Operations, in the amount of $120,000.

2. Purchase Price.

The purchase price (the "Purchase Price") for the Property shall be the sum of $1,000,000 paid as follows:

(a) The sum of $120,000 at Closing; and

(b) The additional sum of $880,000 payable as a 20% Net Profits Royalty from production from the Property, as the royalty is defined below.

The $120,000 portion of the Purchase Price will be paid at the Closing (as hereinafter defined) by wire transfer of the full amount thereof in immediately available funds to the Seller, or shall be paid by cashier's check delivered to the Seller, by the date and at the time specified in this Agreement for the Closing.

3. Closing.

(a) The execution and delivery of the documents and instruments for the consummation of the purchase and sale pursuant hereto (the "Closing") will take place at 10:00 a.m., local time, on December 22, 2011, at the offices of Seller at 89 Appleberg Road, Kellogg, Idaho, or such earlier date, time or place as may be mutually agreeable to Seller and Purchaser..

(b) At the Closing, Seller will execute and deliver to Purchaser (i) a quitclaim deed in the form attached hereto as Exhibit B, conveying the Property to Purchaser using the legal description attached hereto as Exhibit A, which deed shall also provide for the reservation in Seller of the Net Profits Royalty to be paid as a part of the Purchase Price.

(c) At the Closing, the $120,000 portion of the Purchase Price shall be paid to the Seller in accordance with the terms of this Agreement.

(d) The parties agree to do such other acts and execute and deliver such other documents and instruments as are reasonably necessary for the consummation of the transactions contemplated hereby.

4. Title. Seller is not providing a warranty of any kind with respect to title to the Property. Seller does represent, however, that it does not have actual knowledge of any defects in title to the Property.

5. Inspection; Sale "AS IS".

(a) Purchaser and its agents and representatives have the right prior to the Closing to enter upon and to inspect the Property, including the right to perform environmental assessments and other tests or surveys which it may deem necessary or advisable.

(b) Purchaser acknowledges and agrees as follows: (i) Purchaser is purchasing and Seller is selling the Property "AS IS", "WHERE IS" and "WITH ALL FAULTS"; (ii) the Seller has not made, does not make and specifically disclaims any representations, warranties, guaranties, commitments, promises or agreements of any kind, express or implied, with respect to the Property; (iii) the Seller does not warrant or guarantee the truth, accuracy or completeness of any materials of any kind relating to the Property furnished or made available to Purchaser by the Seller or any other person or entity; (iv) Purchaser is relying on Purchaser's independent investigations and examinations relating to the Property; and (v) Purchaser waives, and releases the Seller from any and all claims, liabilities, losses, damages, costs and expenses, whether known or unknown, or foreseen or unforeseen, with respect to the condition of the Property or any of the foregoing matters mentioned in this paragraph.

6. Environmental Disclosure. Seller hereby discloses to Purchaser that the Property which is the subject of this Agreement may be subject to CERCLA (superfund) because of past work upon the Property. Therefore, Hazardous Substances may exist upon the Property. By signing this Agreement, Purchaser acknowledges that it has read this disclosure and agrees that

Purchaser will make its own investigation of all facts and circumstances regarding the Property related to Hazardous Substances.

7. Operation of Property Prior to Closing. During the period from the Effective Date until the date of the Closing, Seller will continue to use and manage the Property in the ordinary course of business and consistent with past practice.

8. No Agents Or Brokers. Seller and Purchaser expressly acknowledge and agree that no finder, broker or agent has acted on their behalf or in any way in connection with the transactions contemplated by this Agreement, and no finder's fees, commissions or fees for brokerage, agency or other services are due any party to or as a result of this Agreement.

9. Prorations; Taxes.

(a) Ad valorem real property taxes on the Property for the tax period in which the Closing occurs will be prorated between Seller and Purchaser as of the date of Closing. Seller has paid the BLM claim holding fee for each claim within the Property on or before September 1, 2011. Purchaser shall be responsible for payment of the same, and for ad valorem taxes, for 2012 and thereafter.

(b) Each party will pay its respective costs and expenses of legal representation.

10. Assignment. Prior to Closing neither Seller nor Purchaser will assign any of their rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party. After Closing either party may sell or assign their interests in the Property without the consent of the other party.

11. Governing Law. This Agreement will be governed by the laws of the State of Idaho.

12. Notice. Any and all notices, elections and communications required or permitted by this Agreement will be made or given in writing and will be delivered in person, sent by reputable overnight courier, or sent by postage prepaid United States mail, certified or registered, return receipt requested, to the other party at the addresses set forth below, or such other address as may be furnished by notice in accordance with this paragraph. The effective date of a notice, election or communication given by personal delivery will be the date of such delivery. The effective date of a notice, election or communication given by overnight courier or by mail will be the date such notice, election or communication is received by the addressee.

Seller: New Jersey Mining Company
P.O. Box 1019
89 Appleberg Road

Kellogg, Idaho 83837

Purchaser: Shoshone Silver/Gold Mines, Inc.
3714 W. Industrial Loop
Coeur d' Alene, Idaho 83815-6009

13. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties.

14. Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

15. Counterparts; Facsimile Copies. This Agreement may be executed in counterparts which will be construed together as one instrument. It shall not be necessary when making proof of this Agreement to produce counterparts with original signatures, it being agreed that photocopies of signatures or signatures received by facsimile transmission shall have the same effect as original signatures.

16. Time.

(a) Time is of the essence of this Agreement.

(b) If the date of Closing or the final date of any time period provided for in this Agreement falls on a day which is not a business day, then the date of Closing or the final date of such period, as the case may be, shall be automatically extended to the next succeeding business day. As used in this Agreement, the term "business day" means any day that is not a Saturday, a Sunday or a legal holiday under the laws of the United States.

17. No Survival. Except to the extent otherwise expressly provided in this Agreement, the provisions of this Agreement will not survive any termination of this Agreement and will not survive the Closing and will be merged into the documents executed and delivered and the payment of all amounts made at the Closing.

18. Incorporation of Exhibits. All exhibits referred to herein are hereby incorporated in this Agreement by this reference.

19. Attorneys' Fees. Should any party to this Agreement retain counsel for the purpose of enforcing or preventing the breach of any provision of this Agreement, including, but not limited to, by instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement, for a declaration of such party's rights or obligations under this Agreement or for any other judicial remedy, then if the

matter is settled by judicial determination (including arbitration), the prevailing party (whether at trial or on appeal) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all reasonable costs and expenses incurred, including but not limited to reasonable attorneys' fees and costs (at both trial and appellate levels) for services rendered to the prevailing party.

20. No Presumption Based on Authorship. No provision of this Agreement shall be construed against or in favor of any party by virtue of the authorship or purported authorship thereof.

21. Definition Of Net Profits Royalty. Net Profits for purpose of the Net Profits Royalty that is referred to above is defined as follows:

Net Profits derived from the Property shall be determined Quarterly on the basis as set forth below from accounting records which are maintained in accordance with the accrual basis method of accounting using U.S. generally accepted accounting principles ("GAAP").

As used herein, the following terms shall have the meanings hereafter assigned:

(1) "Gross Sales" in any Quarter means the amount of earned revenues payable by any smelter, refiner or other purchaser of any metallic and non-metallic minerals (including any oil, gas, casinghead gas or associated hydrocarbon substances) and shall include, ores, concentrates and solutions containing such minerals and all forms in which such minerals may be found, extracted and produced as well as any by-products thereof having commercial value (hereinafter referred to as "Valuable Minerals"). All base treatment charges, penalties, assaying, and sampling charges, to the extent that they were actually incurred and were not deducted by the purchaser shall be deducted from earned revenues. Added to Earned Revenues shall be the amount of deemed Earned Revenues payable to the shipper calculated by determining, without duplication, the number of ounces or pounds of Valuable Minerals delivered to or to the order of the shipper, purchased or out-turned to the shipper's pool account or accounts by any mint or refinery and multiplying such number of ounces or pounds by their value, less the deductions specified above, as appropriate. Value of Valuable Minerals delivered to, or to the order of, the shipper purchased or out-turned to the shipper's pool account or accounts by any mint or refinery shall be established on the third business day following such delivery, purchase or out-turning. Value for gold shall be established by reference to the London PM gold fixing of the London Bullion Market Association and value for silver by reference to the Handy and Harman noon silver fixing, New York City, New York. Value for all other Valuable Minerals shall be established by reference to the London Metals Exchange cash price as quoted in Metals Week for the edition dated most closely to the date on which value is to be established.

(2) "Operating Costs" means the sum of the following costs and expenses incurred by the operator of the Property in any Quarter:

(a) "Mining Costs" – which shall mean costs and the expenses incurred by the operator after Commencement of Commercial Production in exploring for, mining, extracting, removing and transporting to the Mill (as hereinafter defined) Valuable Minerals produced from the

Property. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration drilling and other exploration methods, and developmental or ore delineation drilling.

(b) "Milling and Processing Costs" – which shall mean costs and expenses incurred by the operator after Commencement of Commercial Production in milling or processing Valuable Minerals produced from the Property at the mill, or other central processing facility utilized by the operator, to process Valuable Minerals produced from the Property (hereinafter referred to as the "Mill"), if any.

(c) "General and Administrative Costs" – which shall mean costs and expenses after Commencement of Commercial Production properly allocable to the administration of the Property including any non-government royalty payments and the production of Valuable Minerals therefrom, including costs and expenses incurred by the operator after Commencement of Commercial Production in or in connection with the marketing, selling and collection of the proceeds of any sale of Valuable Minerals from the Property and the delivery of such Valuable Minerals to points of ultimate delivery to customers.

(d) "Taxes" – which shall mean all taxes levied against the operations of the Property (excluding any income taxes) but including government royalties and mining, property, stamp and severance taxes.

(e) Where any Operating Costs are incurred with respect to the mining, milling, processing, selling or delivering of Valuable Minerals produced from the Property in conjunction with the mining, milling, processing, selling or delivering of minerals produced from other property controlled by Seller or Purchaser which is not subject to this Agreement, such Operating Costs shall be allocated and apportioned in accordance with generally accepted accounting principles and shall then be a cost or expense subject to the provisions of this royalty definition.

(3) "Exploration and Development Expenditures" shall mean:

(a) The operator's total costs and expenses incurred with respect to any additional examining, exploring and developing of the Property and all matters connected therewith incurred after Commencement of Commercial Production including, without limitation, costs and expenses relating to geological, geochemical and geophysical studies, feasibility studies, exploration and developmental drilling or other methods of exploration and development, sampling and assaying, mine design and development, the cost of any mining equipment or machinery purchased after Commencement of Commercial Production for use in or in conjunction with the Property, compliance with environmental and regulatory requirements (including attorney's fees), and

(b) Any other costs or expenses which would be included in the definition of Mining Costs and/or Milling and Processing Costs if such cost or expenses were incurred after Commencement of Commercial Production.

(c) Exploration and Development Expenses also shall mean all costs and expenses incurred

with respect to mill or processing facilities construction or related facilities and any additions thereto regardless of when incurred, as well as all project financing costs, if any.

(4) "Net Exploration and Development Expenditures" shall mean the Exploration and Development Expenditures actually incurred.

(5) "Gross Profits" in any Quarter means Gross Sales accrued in that Quarter less Operating Costs accrued in that Quarter.

(6) "Gross Loss" in any Quarter means the excess of Operating Costs accrued in that Quarter over Gross Sales accrued in that Quarter.

(7) "Net Profits" in any Quarter means Gross Profits in that Quarter less the following amounts which shall be recovered from Gross Profits in the order and in the manner set forth below:

(a) the aggregate amount, if any, of the Gross Loss or Losses for any prior Quarter or Quarters which shall not have been deducted and recovered from Gross Profits in prior Quarters; and

(b) the aggregate amount, if any, of Net Exploration and Development Expenditures which shall not have been deducted and recovered from Gross Profits in prior Quarters.

22. Termination Of Royalty. It is understood that a royalty has been agreed to be paid to Mine Systems Design, Inc. from production from the Property. As a part of the transaction described in this Agreement said royalty shall be terminated. Seller shall cause Mine Systems Design, Inc. to deliver at Closing an appropriate document in recordable form as evidence of such termination. Recording of the same may be effected by Purchaser if it is found that the agreed royalty has been recorded in the public records.

[Signatures on following page]

IN WITNESS WHEREOF, this Agreement has been duly executed, and delivered by the parties hereto, on the date(s) indicated.

PURCHASER:

Date of execution:

December 22, 2011

Shoshone Silver/Gold Mines, Inc.

By: 
Name: Howard Crosby
Title: CEO

SELLER:

Date of execution:

December 22, 2011

New Jersey Mining Company

By: Fred W. Brackebusch
Name: Fred W. Brackebusch
Title: CEO

EXHIBIT A

| IMC No. | Instr. No. Claim Name | Date Located |
|---|---|---|
| 178663 | 1650646 SS EXT | 01-Sep-96 |
| 178664 | 1650647 SS 1 | 01-Sep-96 |
| 178665 | 1650648 SS 3 | 01-Sep-96 |
| 178666 | 1650649 LC 1 | 01-Sep-96 |
| 178667 | 1650650 SSX 2 | 01-Sep-96 |
| 179213 | 1650651 SP | 01-Apr-97 |
| 179214 | 1650652 LC 2 | 01-Apr-97 |
| 179215 | 1650653 LC 3 | 01-Apr-97 |
| 179221 | 1650654 SS 2 | 01-Apr-97 |
| 179222 | 1650655 SS 4 | 01-Apr-97 |
| 179223 | 1650656 SS 5 | 01-Apr-97 |
| 179224 | 1650657 SS 6 | 01-Apr-97 |
| 179225 | 1650658 SS 7 | 01-Apr-97 |
| 179228 | 1650659 SS10 | 01-Apr-97 |
| 179230 | 1650660 SS12 | 01-Apr-97 |

EXHIBIT B

**DEED**

THIS INDENTURE, made this ___ day of December, 2011, by and between NEW JERSEY MINING COMPANY, an Idaho corporation, **Grantor**, and SHOSHONE SILVER/GOLD MINES, INC., a Nevada corporation, **Grantee**; the Grantee's address being 3714 W. Industrial Loop, Coeur d' Alene, Idaho 83815-6009

WITNESSETH:

The Grantor, for and in consideration of the sum of One Dollar ($1.00), lawful money of the United States of America, and other good and valuable consideration to it in hand paid by the said Grantee, the receipt whereof is hereby acknowledged, does hereby remise, release, convey and forever quitclaim unto the Grantee and to its successors and assigns, all of Grantor's right, title and interest, including after acquired title, in and to the following described real property situated in the County of Shoshone, State of Idaho, to-wit:

The **Property** described in Exhibit A, attached hereto.

TOGETHER with all and singular the tenements, hereditaments, and appurtenances thereunto belonging or in anywise appertaining, the reversion and reversions, remainder and remainders, rents, issues, and profits thereof; and all estate, right, title, and interest in and to the property, as well in law as in equity, of the Grantor.

TO HAVE AND TO HOLD, all and singular the above-mentioned and described premises together with the appurtenances unto the Grantee, and to its successors and assigns forever.

IT IS AGREED, HOWEVER, that the conveyance made herein is subject to a Net Profits royalty reserved by Grantor in production from the **Property** that is payable at the end of each

calendar quarter. The royalty is defined as follows:

Net Profits derived from the Property shall be determined Quarterly on the basis as set forth below from accounting records which are maintained in accordance with the accrual basis method of accounting using U.S. generally accepted accounting principles ("GAAP").

As used herein, the following terms shall have the meanings hereafter assigned:

(1) "Gross Sales" in any Quarter means the amount of earned revenues payable by any smelter, refiner or other purchaser of any metallic and non-metallic minerals (including any oil, gas, casinghead gas or associated hydrocarbon substances) and shall include, ores, concentrates and solutions containing such minerals and all forms in which such minerals may be found, extracted and produced as well as any by-products thereof having commercial value (hereinafter referred to as "Valuable Minerals"). All base treatment charges, penalties, assaying, and sampling charges, to the extent that they were actually incurred and were not deducted by the purchaser shall be deducted from earned revenues. Added to Earned Revenues shall be the amount of deemed Earned Revenues payable to the shipper calculated by determining, without duplication, the number of ounces or pounds of Valuable Minerals delivered to or to the order of the shipper, purchased or out-turned to the shipper's pool account or accounts by any mint or refinery and multiplying such number of ounces or pounds by their value, less the deductions specified above, as appropriate. Value of Valuable Minerals delivered to, or to the order of, the shipper purchased or out-turned to the shipper's pool account or accounts by any mint or refinery shall be established on the third business day following such delivery, purchase or out-turning. Value for gold shall be established by reference to the London PM gold fixing of the London Bullion Market Association and value for silver by reference to the Handy and Harman noon silver fixing, New York City, New York. Value for all other Valuable Minerals shall be established by reference to the London Metals Exchange cash price as quoted in Metals Week for the edition dated most closely to the date on which value is to be established.

(2) "Operating Costs" means the sum of the following costs and expenses incurred by the operator of the Property in any Quarter:

(a) "Mining Costs" – which shall mean costs and the expenses incurred by the operator after Commencement of Commercial Production in exploring for, mining, extracting, removing and transporting to the Mill (as hereinafter defined) Valuable Minerals produced from the Property. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel, explosives and other materials, exploration drilling and other exploration methods, and developmental or ore delineation drilling.

(b) "Milling and Processing Costs" – which shall mean costs and expenses incurred by the operator after Commencement of Commercial Production in milling or processing Valuable Minerals produced from the Property at the mill, or other central processing facility utilized by the operator, to process Valuable Minerals produced from the Property (hereinafter referred to as the "Mill"), if any.

(c) "General and Administrative Costs" – which shall mean costs and expenses after Commencement of Commercial Production properly allocable to the administration of the Property including any non-government royalty payments and the production of Valuable Minerals therefrom, including costs and expenses incurred by the operator after Commencement of Commercial Production in or in connection with the marketing, selling and collection of the proceeds of any sale of Valuable Minerals from the Property and the delivery of such Valuable Minerals to points of ultimate delivery to customers.

(d) "Taxes" – which shall mean all taxes levied against the operations of the Property (excluding any income taxes) but including government royalties and mining, property, stamp and severance taxes.

(e) Where any Operating Costs are incurred with respect to the mining, milling, processing, selling or delivering of Valuable Minerals produced from the Property in conjunction with the mining, milling, processing, selling or delivering of minerals produced from other property controlled by Seller or Purchaser which is not subject to this Agreement, such Operating Costs shall be allocated and apportioned in accordance with generally accepted accounting principles and shall then be a cost or expense subject to the provisions of this royalty definition.

(3) "Exploration and Development Expenditures" shall mean:

(a) The operator's total costs and expenses incurred with respect to any additional examining, exploring and developing of the Property and all matters connected therewith incurred after Commencement of Commercial Production including, without limitation, costs and expenses relating to geological, geochemical and geophysical studies, feasibility studies, exploration and developmental drilling or other methods of exploration and development, sampling and assaying, mine design and development, the cost of any mining equipment or machinery purchased after Commencement of Commercial Production for use in or in conjunction with the Property, compliance with environmental and regulatory requirements (including attorney's fees), and

(b) Any other costs or expenses which would be included in the definition of Mining Costs and/or Milling and Processing Costs if such cost or expenses were incurred after Commencement of Commercial Production.

(c) Exploration and Development Expenses also shall mean all costs and expenses incurred with respect to mill or processing facilities construction or related facilities and any additions thereto regardless of when incurred, as well as all project financing costs, if any.

(4) "Net Exploration and Development Expenditures" shall mean the Exploration and Development Expenditures actually incurred.

(5) "Gross Profits" in any Quarter means Gross Sales accrued in that Quarter less Operating Costs accrued in that Quarter.

(6) "Gross Loss" in any Quarter means the excess of Operating Costs accrued in that Quarter over Gross Sales accrued in that Quarter.

(7) "Net Profits" in any Quarter means Gross Profits in that Quarter less the following amounts which shall be recovered from Gross Profits in the order and in the manner set forth below:

(a) the aggregate amount, if any, of the Gross Loss or Losses for any prior Quarter or Quarters which shall not have been deducted and recovered from Gross Profits in prior Quarters; and

(b) the aggregate amount, if any, of Net Exploration and Development Expenditures which shall not have been deducted and recovered from Gross Profits in prior Quarters.

IN WITNESS WHEREOF the Grantor has hereunto set its hand on the day and year first written above.

New Jersey Mining Company

By:____________________________
Name: Fred W. Brackebusch
Title: CEO

State of Idaho )
) ss.
County of ______________)

On this _____ day of December, 2011, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared, FRED W. BRACKEBUSCH, known or identified to me to be the CEO of NEW JERSEY MINING COMPANY, the corporation that executed the within instrument, and acknowledged to me that he executed the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

________________________________
Notary Public
Residing at ______________________

Commission Expires ______________